Exhibit 2.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:39 PM 07/28/2021

FILED 12:39 PM 07/28/2021

SR 20212823627 – File Number 6122850

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is Aeris Biotechnologies, Inc. .

2.	The Registered Office of the corporation in the State of Delaware is located at 1013 Centre Road, Suite 403S (street), in the City of Wilmington , County of New Castle Zip Code The name of the Registered Agent at such address upon whom process against this corporation may be served is BlumbergExcelsior Corporate Services, Inc.

3.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total amount of stock this corporation is authorized to issue is 50,000,000 shares (number of authorized shares) with a par value of $0.0001 per share.

5.	The name and mailing address of the incorporator are as follows:

Name	Mary Brooks, BlumbergExcelsior Corporate Services, Inc.
Mailing Address	725 Decker Prairie Drive
	Austin, Texas	Zip Code	78748

By:	/s/ Mary Brooks

Name:	Mary Brooks
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